Exhibit 10.44
PERFORMANCE GOALS
FOR PERFORMANCE UNIT AWARDS GRANTED IN _____ UNDER
THE BAKER HUGHES INCORPORATED 2002 DIRECTOR & OFFICER
LONG-TERM INCENTIVE PLAN AND
THE BAKER HUGHES INCORPORATED 2002 EMPLOYEE
LONG-TERM INCENTIVE PLAN
          1. Baker Value Added.
          For Performance Unit Award Agreements issued by Baker Hughes Incorporated (“BHI”) in ___ under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, the terms “Baker Value Added” and “BVA” shall mean the amount calculated for a calendar year period under the following formula:
[[(a) + (b) + (c)] x (1 – (d))] – (e)
where (a) is the Profit Before Tax of the Company for the applicable calendar year, (b) is the interest expense of the Company for the applicable calendar year, (c) is the goodwill and non-compete amortization of the Company for the applicable calendar year, (d) is the Tax Rate for the applicable calendar year and (e) is the Capital Charge determined for the Company for the applicable calendar year. Notwithstanding the foregoing, to the extent that the inclusion of such items would increase the amount payable under a Performance Unit Award Agreement, the Committee shall include all gains, income and revenues for the applicable calendar year determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a business, or related to a change in accounting principle, in each case, based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable accounting rules, or consistent with BHI policies and practices for calculating BVA in effect on the date hereof (“Unplanned Items”); provided, however, that the Committee shall have the discretion to reduce the amount payable under the Performance Unit Award Agreement by not taking into account such items. Notwithstanding the foregoing, Unplanned Items resulting in losses or expenses for the applicable calendar year shall be excluded by the Committee; provided, however, that the Committee shall have the discretion to reduce the amount payable under the Performance Unit Award Agreement by taking into account such items.
          “Average Adjusted Net Capital Employed” means the sum of the Monthly Adjusted Net Capital Employed during the applicable calendar year divided by 12.
          “Capital Charge” means Average Adjusted Net Capital Employed multiplied by the Cost of Capital.
          “Committee” means the Compensation Committee of the Board of Directors of the Company.
          “Company” means BHI and all of its Affiliates in which BHI directly or indirectly has a capital investment.
          “Cost of Capital” means ___%.
          “Cost of Sales” means the cost of products sold and the cost of providing services, including personnel costs, repair and maintenance costs, freight/custom, depreciation, and other costs (e.g., commission and royalty) directly relating to the service provided.

          “Monthly Adjusted Net Capital Employed” means the capital employed by the Company at the end of a month of the applicable calendar year plus accumulated goodwill amortization plus the value of significant operating leases, adjusted to reflect the effect of an Unplanned Item consistent with BHI policies and practices for calculating Monthly Adjusted Net Capital Employed in effect on the date hereof if such adjustment would increase the amount payable under a Performance Unit Award Agreement; provided, however, that the Committee shall have the discretion to reduce the amount payable under the Performance Unit Award Agreement by not making such an adjustment to reflect the effect of an Unplanned Item.
          “Operating Expenses” means costs incurred in non-manufacturing areas to provide products and services to customers (e.g., finance and administrative support) during the applicable calendar year.
          “Profit Before Tax” means the revenue of the Company for the applicable calendar year minus the Cost of Sales of the Company for the applicable calendar year minus the Operating Expenses of the Company for the applicable calendar year plus interest income minus interest expense of the Company for the applicable calendar year.
          “Performance Period” means the three-year period beginning January 1, ___, and ending December 31, ___.
          “Tax Rate” means the effective tax rate for the Company determined in a manner consistent with BHI tax policies and practices in effect on the date hereof.
          2. Performance Goals for the Performance Period.
          For Performance Unit Award Agreements issued by BHI in ___under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan, the Threshold BVA, Expected BVA and Overachievement BVA shall be $___million, $___million and $___million, respectively.
          3. General Performance Unit Formula.
          For Performance Units granted by BHI under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan and the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan during ___, the aggregate amount payable to an award recipient for the Performance Period shall be equal to the number of Performance Units granted to the award recipient multiplied by the Final Performance Unit Award Value.
If (a) the sum of the Baker Value Added achieved by the Company for each of the three years included in the Performance Period (the “Aggregate Realized BVA”) equals or exceeds the Expected BVA (but does not exceed the Overachievement BVA), (b) a Change in Control of the Company has not occurred on or before the last day of the Performance Period, and (c) the award recipient remains in the active employ of the Company and/or an Affiliate through the last day of the Performance Period, then the Final Performance Unit Award Value shall be equal to:
$100 + ($100/(Overachievement BVA – Expected BVA)) x (Aggregate Realized BVA – Expected BVA)

If (a) the Aggregate Realized BVA exceeds the Overachievement BVA, (b) a Change in Control of the Company has not occurred on or before the last day of the Performance Period, and (c) the award recipient remains in the active employ of the Company and/or an Affiliate through the last day of the Performance Period, then the Final Performance Unit Award Value shall be equal to $200.00.
If (a) the Aggregate Realized BVA is less than the Expected BVA (but is not less than the Threshold BVA, (b) a Change in Control of the Company has not occurred on or before the last day of the Performance Period, and (c) the award recipient remains in the active employ of the Company and/or an Affiliate through the last day of the Performance Period, then the Final Performance Unit Award Value shall be equal to:
$25 + ($75/(Expected BVA – Threshold BVA)) x (Aggregate Realized BVA – Threshold BVA)
          The Committee may not increase the Final Performance Unit Award Value for, or otherwise increase the aggregate amount payable to an award recipient for the Performance Period under, a Performance Unit Award Agreement issued by BHI in ___under the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan or the Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan.
          Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the applicable plan or the applicable Terms and Conditions of Award Agreements.